EXHIBIT 10.3

BASE SALARIES AND ANNUAL INCENTIVE PLAN TARGETS

FOR CERTAIN EXECUTIVE OFFICERS

Executive Officer	New Base Salary*	Percentage Increase from 2004	2005 Annual Incentive Plan Target Percentage**
W. Matt Ralls Senior Vice President and Chief Financial Officer	$420,000	5.0%	65%
James L. McCulloch Senior Vice President and General Counsel	$340,000	4.6%	65%
Marion M. Woolie Senior Vice President, Operations	$335,000	4.7%	65%
Roger B. Hunt Senior Vice President, Marketing	$315,000	5.0%	60%

*	These base salaries do not go into effect until April 1, 2005.
**	Expressed as a percentage of annual base salary.